CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of SunAmerica Series Trust of our report dated February 25, 2022, relating to the financial statements and financial highlights, which appear in SA American Funds Asset Allocation Portfolio’s, SA American Funds Global Growth Portfolio’s, SA American Funds Growth-Income Portfolio’s, SA American Funds Growth Portfolio’s and SA American Funds VCP Managed Allocation Portfolio’s Annual Report on Form N-CSR for the year ended December 31, 2021. We also consent to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm and Legal Counsel” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

Houston, Texas

April 25, 2022